UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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ADVANCED POWER TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCED POWER TECHNOLOGY, INC.
405 SW Columbia Street
Bend, Oregon 97702

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Advanced Power Technology, Inc.:

Notice is hereby given that the 2005 Annual Meeting of Shareholders (Annual Meeting) of Advanced Power Technology, Inc., a Delaware corporation (APT or Company) will be held on May 3, 2005 at the Deschutes Brewery, 901 Simpson Avenue, Bend, Oregon 97702, at 10:00 a.m., local time. The purposes of the Annual Meeting will be:

1.      Election of Directors.   To elect six directors, to hold office until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualified (Proposal No. 1);

2.      Ratification of Appointment of Independent Public Accounting Firm.   To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005 (Proposal No. 2);

3.      Approval of the Advanced Power Technology, Inc. 2005 Equity Incentive Plan.   To approve the adoption of the Advanced Power Technology, Inc. 2005 Equity Incentive Plan (2005 Equity Incentive Plan) with a share reserve of 1,500,000 (Proposal No. 3); and

4.      Other Business.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 18, 2005 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Greg M. Haugen
Vice President, Finance and Administration, Chief Financial Officer and Secretary

Bend, Oregon
March 31, 2005

Equity Compensation Plan	18
Report of the Compensation Committee	19
Comparative Stock Performance Graph	21
OTHER MATTERS	22
Registration Rights Agreement	22
ELECTRONIC VOTING	22

ADVANCED POWER TECHNOLOGY, INC.
405 S.W. Columbia Street
Bend, Oregon 97702

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
May 3, 2005

This proxy statement contains information about the 2005 Annual Meeting of Shareholders of Advanced Power Technology, Inc. The meeting will be held on May 3, 2005, at 10:00 a.m. local time, at the Deschutes Brewery, 901 Simpson Avenue, Bend, Oregon 97702.

This proxy statement is being furnished to the shareholders of Advanced Power Technology, Inc. (Company), a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors (Board of Directors) of proxies for use in voting at the Annual Meeting of Shareholders of the Company (Annual Meeting) and at any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 is being mailed to shareholders with the mailing of these proxy materials on or about March 31, 2005.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Advanced Power Technology, Inc., Attention of Investor Relations, 405 S.W. Columbia Street, Bend, Oregon, 97702; telephone: 541-382-8028.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.                Election of Directors.   To elect six directors, to hold office until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualified (Proposal No. 1);

2.                Ratification of Appointment of Independent Registered Public Accounting Firm.   To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005 (Proposal No. 2);

3.                Approval of the Advanced Power Technology, Inc. 2005 Equity Incentive Plan.   To approve the adoption of the 2005 Equity Incentive Plan with a share reserve of 1,500,000 (Proposal No. 3); and

4.                Other Business.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who can vote?

The close of business on March 18, 2005 has been fixed as the record date (Record Date) for determining the holders of shares of the Company’s Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 10,698,726 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of our Common Stock that you owned on the Record Date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how may shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the method of voting that is easiest and most convenient for you and cast your vote as soon as possible.

How can I vote?

You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the Internet, you can authorize the voting of your shares by telephone or you can vote in person at the meeting.

You may vote by mail.   You may vote by mail by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the Unites States of America. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends that you vote FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.

You may vote over the Internet.   If you have Internet access, you may authorize the voting of your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

You may vote by telephone.   You may authorize the voting of your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

You may vote in person.   If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have authorized the voting of my shares over the Internet or by telephone?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by doing any one of the following things:

•       delivering to the Company (to the attention of Greg M. Haugen, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or

•       attending the Annual Meeting and voting in person.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the NASDAQ, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”

Proposal 1, Election of Directors, and Proposal 2, Ratification of Appointment of Independent Auditors, are discretionary items. Proposal 3, Approval of the Advanced Power Technology, Inc. 2005 Equity Incentive Plan, is a non-discretionary item.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the meeting. Based on the Record Date for the 2005 Annual Meeting at least 5,349,364 shares must be represented. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Shares of Common Stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

What vote is required for each item?

Election of directors.   Directors are elected by a plurality of the votes cast. That is, the six directors receiving the highest number of votes are elected, regardless of whether that number represents a majority of the votes cast.

Ratification of Appointment of Independent Auditors.   The ratification of the appointment of the independent auditors will require the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting.

Approval of Advanced Power Technology, Inc. 2005 Equity Incentive Plan.   The approval of the 2005 Equity Incentive Plan will require the affirmative vote of a majority of the total number of votes cast at the meeting.

Other matters.   The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve other matters to be voted on at the meeting.

How will votes be counted?

Each share of Common Stock will be counted as one vote according to the instructions contained on a proper proxy card, whether executed by you directly or through Internet or telephonic authorization, or on a ballot voted in person at the meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter. However, because shares that abstain and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes will have the same effect as a vote against a proposal which requires the affirmative vote of a majority of the shares of Common Stock outstanding.

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare Investor Services. A representative of Computershare Investor Services will serve as the inspector of elections at the meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR Proposal 1.   To elect six directors, to hold office until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualified.

FOR Proposal 2.   To ratify the appointment of KPMG LLP as the Company’s independent auditor for the year ending December 31, 2005.

FOR Proposal 3.   To approve the adoption of the Advanced Power Technology, Inc. 2005 Equity Incentive Plan with a share reserve of 1,500,000.

Will any other business be conducted at the meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the meeting. If any matter properly comes before the meeting, the persons named in the proxy card that accompanies this Proxy Statement, whether executed by you directly or though Internet or telephonic authorization, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2005, which we expect to file with the Securities and Exchange Commission in August 2005.

How and when may I submit a shareholder proposal for the 2005 Annual Meeting?

If you are interested in submitting a proposal for inclusion in the Proxy Statement for the 2006 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the Proxy Statement for the 2006 Annual Meeting of shareholders at our principal corporate offices in Bend, Oregon as set forth below before the final applicable deadline of January 1, 2006.

Any proposals or notices should be sent to:

Advanced Power Technology, Inc.
Attention: Corporate Secretary
405 SW Columbia Street
Bend, Oregon 97702

What are the costs of soliciting these proxies?

This solicitation of proxies is being made by and paid for by the Company. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material.

How can I obtain an Annual Report on Form 10-K?

Our Form 10-K is available on our website at www.advancedpower.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Advanced Power Technology, Inc., Attention of Investor Relations, 405 S.W. Columbia Street, Bend, Oregon, 97702; telephone: 541-382-8028.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our Common Stock, please contact Greg Haugen, Vice President of Finance and Administration, CFO, Secretary, at the address and telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports. This means that only one copy of our Proxy Statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the address and telephone number listed above. If you want to receive separate copies of the Proxy Statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (Reporting Persons), to file initial reports of ownership and changes in beneficial ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and the NASDAQ Stock Market, Inc. Copies of these reports are also required to be delivered to the Company.

To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from certain Reporting Persons, during the year ended December 31, 2004, all of the Reporting Persons complied with applicable Exchange Act filing requirements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Common Stock as of March 1, 2005, by:

•       each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our Common Stock;

•       each of our directors;

•       each of our executive officers; and

•       all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days(3)	Total Beneficial Ownership	Percentage of Shares Beneficially Owned(4)
Directors and Executive Officers
Patrick P.H. Sireta(5)	2,184,531	—	2,184,531	20.4%
Russell J. Crecraft	369,800	—	369,800	3.5
Greg M. Haugen	384,500	—	384,500	3.6
John I. Hess	335,000	40,500	375,500	3.5
Thomas A. Loder	360,000	32,535	392,535	3.7
Dah Wen Tsang	351,900	76,405	428,305	4.0
Charles C. Leader, III	—	41,640	41,640	*
George J. Krausse, III	—	—	—	*
Robert C. Pearson	15,000	44,500	59,500	*
James E. Petersen	8,750	47,500	56,250	*
Douglas S. Schatz(6)	138,000	44,500	182,500	1.7
Alfred J. Stein	10,000	43,538	53,538	*
Ronald F. McKenna	—	11,750	11,750	*
All directors and executive officers as a group (13 persons, consisting of 8 officers and 5 non-employee directors)	4,157,481	382,868	4,540,349	42.4%
5% Shareholders
Wasatch Advisors, Inc.(7)	1,184,885	—	1,184,885	11.1
150 Social Hall Avenue
Salt Lake City, Utah 84111
T. Rowe Price Associates Inc.(8)	955,000	—	955,000	8.9
100 E. Pratt Street
Baltimore, Maryland 21202
Dimensional Fund Advisors, Inc.(9)	648,006	—	648,006	6.1
1299 Ocean Avenue, 11th floor
Santa Monica, California 90401

*                    Less than 1% of the outstanding Common Stock.

(1)          Unless otherwise indicated, the address of each beneficial owner listed is c/o Advanced Power Technology, Inc., 405 SW Columbia Street, Bend, Oregon 97702.

(2)          For each person, the “Number of Shares Beneficially Owned” column may include shares of Common Stock attributable to the person because of that person’s voting or investment power or other relationship.

(3)          The number of shares of Common Stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. As such, beneficial shares in the table above include those shares covered by stock options that may be exercised within 60 days of March 1, 2005. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(4)          The percent ownership for each shareholder on March 1, 2005 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder plus any shares acquirable within 60 days after March 1, 2005 by (2) 10,698,310 shares, the number of shares of our Common Stock outstanding on March 1, 2005.

(5)          Mr. Sireta owns 930,000 of his shares through Sireta, LLC.

(6)          138,000 of these shares are beneficially owned by Advanced Energy Industries, Inc. Mr. Schatz is the Chief Executive Officer and Chairman of the Board of Advanced Energy Industries, Inc. and may be deemed to share voting or investment control with respect to these shares. Mr. Schatz disclaims beneficial ownership of such shares.

(7)          The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Wasatch Advisors Inc. on February 14, 2005, reflecting its beneficial ownership of Common Stock as of December 31, 2004. The Schedule 13G states Wasatch Advisors Inc. has sole voting power with respect to 1,184,885 shares of Common Stock and sole dispositive power with respect to 1,184,885 shares of Common Stock.

(8)          The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by T. Rowe Price Associates Inc. (Price Associates) on February 8, 2005. These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 885,000 shares, representing 8.2% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Small-Cap Fund, Inc. reports sole voting power with respect to 885,000 shares of Common Stock.

(9)          The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. on February 9, 2005, reflecting its beneficial ownership of Common Stock as of December 31, 2003. The Schedule 13G states Dimensional Fund Advisors, Inc. has sole voting power with respect to 648,006 shares of Common Stock and sole dispositive power with respect to 648,006 shares of Common Stock.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve for a term of one year and until his successor is elected, or until the death, resignation or removal of such director. Proxies will be voted for the election of the nominees named below as director unless the authority to vote for the nominee is withheld. If any nominees should become unavailable prior to the election, the Board of Directors may recommend another person and Mr. Sireta and Mr. Haugen, as your representatives, will vote for such person. The following table and subsequent paragraphs provide information as of the date of this Proxy Statement about each member of our Board of Directors.

There are no family relationships among any of the directors and executive officers of Advanced Power Technology, Inc.

Our Bylaws authorize the number of directors to be up to seven. The number of directors is currently six.

	Age	Director Since	Expiration of Current Term
Nominee:
Patrick P.H. Sireta	60	1995	2005
Robert C. Pearson	69	2000	2005
James E. Petersen	65	1995	2005
Douglas S. Schatz	59	1995	2005
Alfred J. Stein	72	2000	2005
Ronald F. McKenna	64	2004	2005

Nominees for Director

Patrick P.H. Sireta.   Mr. Sireta joined APT as its President and Chief Executive Officer in 1985, and was named Chairman of the Board in 1995. Before joining APT, Mr. Sireta held several positions with Texas Instruments, including Financial Director, Texas Instruments France; General Manager, Texas Instruments Portugal; General Manager, Texas Instruments France; and Vice President and General Manager, CMOS Division, Texas. He holds a Master’s Degree in Engineering from Ecole Centrale de Paris and a Ph.D. in Statistics from Paris University.

Robert C. Pearson.   Mr. Pearson was elected as a Director in August 2000. He has over 30 years of financial experience in the semiconductor and high technology industry. Mr. Pearson is currently a Senior Vice President with Renaissance Capital Group, Inc., an investment advisor. Mr. Pearson held several positions with Texas Instruments during his 25-year tenure, including Vice President-Finance from 1982 to 1985. In addition, Mr. Pearson currently serves as Director of one private company and the following public companies: Laserscope Inc., Poore Brothers, Inc., Simtek Corporation, and Caminosoft, Inc.

James E. Petersen.   Mr. Petersen was elected as a Director in 1995. He also serves as outside general counsel to APT. Mr. Petersen is a partner with the firm of Karnopp Petersen, LLP, of Bend, Oregon. Mr. Petersen also serves as a Director of Cascade Bancorp, a public bank holding company. Mr. Petersen received his BA Degree and Juris Doctor from the University of Oregon.

Douglas S. Schatz.   Mr. Schatz was elected as a Director in 1995. He is a co-founder and has been the Chairman of the Board and Chief Executive Officer of Advanced Energy Industries, Inc. since its incorporation in 1981. Until July 1999, he also served as President of Advanced Energy Industries, Inc. In March 2001, he was reappointed as President. From September 2002 until February 2003, he served as interim Chief Operating Officer.

Alfred J. Stein.   Mr. Stein was elected as a Director in December 2000. He has over 40 years of executive management experience in the semiconductor and high technology industry. Mr. Stein served as Chairman of the Board and Chief Executive Officer of VLSI Technology from 1982 until its acquisition by Philips Electronics in 1999. Mr. Stein has served on the Board of Directors of Applied Materials, Radio Shack, and also as the Chairman of the Board for the Semiconductor Industry Association. He currently serves on the Board of three other public companies and three private companies.

Ronald F. McKenna.   Mr. McKenna currently serves as President of Hamilton Sundstrand, a major and multi-billion dollar division of United Technologies Corporation (UTC), a position he has held  since June 1999. He directs  Hamilton Sundstrand’s worldwide operations,  including  its aerospace and industrial businesses. In  1995 he became vice president of Aerospace Business Development. In 1996, he was appointed corporate executive vice president and chief operating officer, Aerospace, for Sundstrand. Upon the 1999 acquisition of Sundstrand by United Technologies, he became President of Hamilton

Sundstrand. Mr. McKenna earned a bachelor’s degree in mechanical engineering from Farleigh Dickinson University in 1962, a master’s degree in mechanical engineering from the University of Southern California in 1966, and a master’s in business administration from Northern Illinois University in 1973.

The Board of Directors Recommends a Vote FOR the Election of the Nominees Named Above.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2005. Although, shareholder approval of the appointment of KPMG LLP is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this appointment. If the shareholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Board of Directors will reconsider the appointment. A representative of KPMG LLP, which served as the Company’s auditors in 2004, is expected to be present at the Annual Meeting to be available to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

The Board of Directors Recommends a vote FOR the Ratification of KPMG LLP as Independent Registered Public Accounting Firm .

PROPOSAL NO. 3—APPROVAL OF ADVANCED POWER TECHNOLOGY, INC. 2005 EQUITY INCENTIVE PLAN

Management is requesting shareholder approval of the adoption of the 2005 Equity Incentive Plan with a share reserve of 1,500,000. The 2005 Equity Incentive Plan is being proposed because the current plan, the 1995 Stock Option Plan, will expire in 2005. The Board of Directors adopted the 2005 Equity Incentive Plan on November 9, 2004 and then amended the Plan effective February 14, 2005, to provide for the granting of restricted stock. The Board believes the 2005 Equity Incentive Plan is an important factor in attracting, motivating, and retaining qualified employees essential to the success of the Company.

The required Registration Statement on Form S-8 will be filed to register the 1,500,000 shares under the Securities Act of 1933.

The Board of Directors Recommends a vote FOR the Approval of the 2005 Equity Incentive Plan.

CORPORATE GOVERNANCE

General

Advanced Power Technology, Inc. has implemented a comprehensive set of corporate governance guidelines and policies. We have set high standards of integrity and accountability for our directors, officers and employees, and we are committed to full disclosure of the Company’s affairs.

No other commitment is more important than our commitment to ethical behavior and sound corporate governance. These principals are our most important asset as we seek the trust of our investors, customers, employees and the communities in which we operate.

The corporate governance information presented on the APT website is intended to help our constituents understand the Company’s  governance practices and to provide them with the confidence that our guidelines and policies are not only consistent with the law, but also ensure the highest standards of ethical behavior.

Our management and directors are committed to stringent oversight of the Company’s operations and financial reporting system. Examples of our commitment to corporate governance include:

•       Only one employee-director, our Chief Executive Officer, is a member of the Board.

•       The remaining members of the Board are independent of management.

•       The Audit Committee and Nominating Committee of the Board have a written charter to document and establish their duties and responsibilities.

•       Our independent registered public accounting firm, KPMG LLP, reports directly to the Board’s Audit Committee.

•       The Board has adopted a code of Business Conduct and Ethics that sets high standards of behavior for all directors, officers and employees of the company.

•       A toll-free line is available to all employees for reporting violations of the code or other questionable business activities. Reports may be made anonymously.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its shareholders. The Board selects, evaluates, and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

During 2004, the Board of Directors met four times. Each director attended 100% of the total number of Board of Directors meetings held during the period and 100% of the total number of committee meetings of the Board of Directors on which the member served during the period.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors, which is available in the Corporate Governance section of the Company’s website at www.advancedpower.com. The Audit Committee of the Board of Directors consists of  Robert C. Pearson (Chairman), Alfred J. Stein and Ronald F. McKenna. The background of each of the Company’s Audit Committee members is provided above.

Mr. Pearson is designated and qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Each of the audit committee members is also deemed an “independent director” under the rules of the NASDAQ governing the qualifications of the members of audit committees. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each member has accounting and/or related financial management expertise. The responsibilities of our Audit Committee and its activities during fiscal 2004 are described in the Report of the Audit Committee contained in this Proxy Statement.

Compensation Committee

We have a compensation committee of the Board of Directors (Compensation Committee) which has the authority and responsibility to approve the overall compensation strategy, administer our incentive bonus compensation plan, and review and make recommendations to the Board of Directors with respect to executive compensation. The Compensation Committee shall be comprised solely of independent, non-employee board of director members. Notwithstanding the foregoing, if the Compensation Committee is comprised of at least three members, one director who is not independent and is not a current officer or employee or a family member of an officer or employee may be appointed to the Compensation Committee if the Board of Directors, under exceptional and limited circumstances, determines that such individual’s membership on the Compensation Committee is required by the best interests of the Company and its shareholders, and the Board of Directors discloses, in the Proxy Statement for the next Annual Meeting subsequent to such determination (or, if the Company does not file a proxy, in its form 10-K or 20-F), the nature of the relationship and the reasons for the determination. A member appointed under the exception in the preceding sentence may not serve longer than two years. The Company’s Compensation Committee members are Douglas S. Schatz, Alfred J. Stein, and Ronald F. McKenna.

Nominating Committee

The purpose of the Nominating Committee is to assist the Board by: identifying qualified individuals as prospective Board members; recommending to the Board the director nominees for each Annual Meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies; and overseeing the annual review and evaluation of the performance of the Board and its committees.

The Nominating Committee shall be composed of three or more members of the Board of Directors each of whom is determined by the Board of Directors to be independent as defined by the NASDAQ Listing Standards. The members of the Nominating Committee and the Nominating Committee Chair shall be appointed, and may be replaced by the Board of Directors taking into consideration the recommendation of the Nominating Committee. Directors serving on the Company’s Nominating Committee are: James E. Petersen; Douglas S. Schatz; Robert C. Pearson; and Alfred J. Stein.

Director Compensation

During 2004, each of our non-employee directors received $1,000 for each meeting of the board he attended, an annual retainer of $10,000, $1,000 for each Audit Committee, and $500 for each Compensation or Nominating Committee meetings attended. The Audit Committee Chairman receives $1,500 for each meeting and the Compensation and Nominating Committee Chairman receives $750 for each meeting. Additionally, directors are reimbursed for expenses incurred in attending board and committee meetings. Our non-employee directors are eligible to participate in our 1995 Stock Option Plan and the proposed 2005 Equity Incentive Plan. Each non-employee director is eligible to receive stock options for the purchase of 20,000 shares of Common Stock upon first nomination to the board, and annual options to purchase 5,000 shares of Common Stock for their service as a director and 2,000 shares of Common Stock for their committee membership. Stock options issued to directors are granted at fair market value and vest over two years from the date of grant.

Certain Relationships and Related Transactions

In 2004, 2003, and 2002, revenues from Advanced Energy Industries, Inc. were approximately $6.6 million, $4.5 million, and $4.1 million, respectively and accounted for 9.7%, 9.3%, and 9.5%, respectively of our net revenues. Douglas Schatz, who is the Chief Executive Officer, Chairman of the Board and a substantial shareholder of Advanced Energy Industries Inc., serves as a director of the Company, and beneficially owns approximately 1.7% of our outstanding Common Stock.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews the financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss financial reporting and internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures made. The Audit Committee reports on these meetings to the Board of Directors. The Audit Committee also selects and appoints the independent registered public accounting firm, reviews the performance of the independent registered public accounting firm in the annual audit and in any other assignments, and reviews the independent registered public accounting firm’s fees. The Audit Committee operates under a written charter adopted by the Board of Directors which is available in the Corporate Governance section of the Company’s website at www.advancedpower.com.

Effective April 1, 2004, the Audit Committee of the Board of Directors consisted of Robert C. Pearson (Chairman), Alfred J. Stein, and Ronald F. McKenna. Prior to April 1, 2004, the Audit Committee of the Board of Directors consisted of  Robert C. Pearson (Chairman), Alfred J. Stein and James E. Petersen. Mr. Pearson is designated and qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Each of the audit committee members is also deemed an “independent director” under the rules of the NASDAQ governing the qualifications of the members of audit committees. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each member has accounting and/or related financial management expertise.

The Audit Committee met four times in 2004, including teleconference meetings. The meetings were designed to facilitate and encourage communication between members of the Audit Committee, management and our independent registered public accounting firm, KPMG LLP.

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2004 with the Company’s management and with the independent registered public accounting firm, KPMG LLP. In addition, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee also discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of the non-audit services provided by the auditors (which are described below) with the auditors’ independence. The Audit Committee will consider at least annually whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also has appointed, subject to ratification by the shareholders, the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

Submitted by the Audit Committee of the Board of Directors,

Robert C. Pearson
Alfred J. Stein
Ronald F. McKenna

Independent Registered Public Accounting Firm Fees and Other Matters

Fees Paid

The following table presents the aggregate fees billed for services rendered by KPMG LLP for the fiscal years ended December 31, 2004 and 2003 were as follows:.

	Years ended December 31,
	2004	2003
Audit Fees	$587,000	$221,000
Audit Related Fees	14,000	14,000
Tax Fees	34,000	48,000
All Other Fees	—	—
Total	$635,000	$283,000

Audit Fees:   Audit fees consisted of professional services in connection with the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2004 and 2003, respectively and the reviews of the financial statements included in the Company’s Form 10-Qs for the 2004 and 2003 fiscal quarters. The audit fees for 2004 include higher annual audit and review fees due to the additional audit procedures required under Section 404 of the Sarbanes-Oxley Act of 2002, which was effective for the Company as of year end 2004, and fees related to the filing of a registration statement and other regulatory filings.

Audit Related Fees:   Audit related fees consisted of fees for the audit of the financial statements of our employee benefit plan.

Tax Fees:   Tax fees consist of professional fees for tax compliance and advisory services.

All Other Fees:   During the years presented, no other fees were paid by the Company to KPMG LLP.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. Management may not engage the independent auditors to render any audit or non-audit service unless the service is approved in advanced by the Audit Committee.

INFORMATION ABOUT EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following table sets forth the names, ages and positions of our executive officers:

Name	Age	Position
Patrick P.H. Sireta	60	President, Chief Executive Officer and Chairman of the Board of Directors
Russell J. Crecraft	44	Vice President & Chief Operating Officer, Discrete Power Products
Greg M. Haugen	49	Vice President, Finance and Administration, Chief Financial Officer and Secretary
John I. Hess	55	Vice President, Worldwide Distribution, Sales and Marketing
Thomas A. Loder	50	Vice President, Sales and Marketing
Dah Wen Tsang	57	Vice President, Engineering and Research and Development
Charles C. Leader, III	53	Vice President & General Manager, APT RF Military, Avionics and Radar Products
George J. Krausse, III	59	Vice President, Commercial RF Products

Patrick P.H. Sireta.   Information concerning Mr. Sireta is included under “Election of Directors.”

Russell J. Crecraft.   Mr. Crecraft was appointed Executive Vice President & Chief Operating Officer in May 2004. Prior to that he served as Vice President & Chief Operating Officer, Discrete Power Products since 2003, Vice President & Chief Operating Officer, Power Products since 2002 and Vice President of Manufacturing Operations since 1995. He joined APT in 1986, and held several supervisory positions in product management and assembly/test operations. Prior to joining APT, he worked with Texas Instruments where he held product engineering and management positions. Mr. Crecraft has a BSEE in Electrical Engineering from Texas A&M University.

Greg M. Haugen.   Mr. Haugen was appointed Vice President, Finance and Administration, Chief Financial Officer and Secretary in 1995. Mr. Haugen joined APT in 1985. Prior to joining APT, he worked for the accounting firm of KPMG LLP and was on the corporate accounting staff of Evans Products Company. Mr. Haugen graduated with a BS Degree from Lewis and Clark College and has passed the CPA examination.

John I. Hess.   Mr. Hess was appointed Vice President, Switching Power Products in May 2004. Prior to that he has served as Vice President, Worldwide Distribution, Sales and Marketing since 2003, and prior to that Vice President, RF Products, Commercial and Module. Mr. Hess, who joined APT in 1985, held several prior positions in APT, including Vice President, Marketing and Discrete Product Operations, Vice President, Sales and Marketing; Vice President, Discrete Power Products; and Vice President, Manufacturing Operations. Prior to joining APT, Mr. Hess was Director of Wafer Fabrication and Test Operations at Seeq Technology. He also held engineering, project management, and manufacturing assignments with Siliconix and Signetics. Mr. Hess has a BSE in Chemical Engineering from Arizona State University.

Thomas A. Loder.   Mr. Loder was appointed Vice President, Sales and Marketing in 1999. Mr. Loder joined APT in 1988 as Regional Sales Manager for the southern U.S., and subsequently served as Worldwide Sales Manager, Vice President of Marketing and Sales and Vice President, Discrete Power Products. Prior to joining APT, Mr. Loder was Area Sales Manager for Unitrode Corporation, Regional Sales Manager for Silicon General and ION Associates, Product Sales Manager for Elmwood Sensors, and Branch Manager for Newark Electronics. Mr. Loder has a BA in Biology from Brown University.

Dah Wen Tsang.   Dr. Tsang was appointed Vice President, Engineering and Research and Development in 1987. Previously, he was Director of Research at Theta-J, and worked in Hewlett-Packard’s power MOSFET program. Dr. Tsang’s papers have been published by technical journals, including the Journal of Applied Physics and IEEE Transactions. Dr. Tsang has BES and MS Degrees from Brigham Young University, and a Ph.D. from the University of California at Berkeley.

Charles C. Leader, III.   Mr. Leader has served as Vice President for APT’s Military, Avionics and Radar Products group since February 2003. He is responsible for APT’s operations located in Santa Clara, California which serves both the commercial and military markets with VHF, UHF and microwave power transistors and assemblies. Prior to his current responsibilities, Mr. Leader served as Vice President of Operations for GHz Technology, acquired by APT in February 2001. Mr. Leader formerly served in various senior management positions with Agilent Technologies and Hewlett Packard Corporation including operations in California and Asia Pacific. He holds a BSBA in Operations Research from Arizona State University.

George J. Krausse, III.   George Krausse joined Advanced Power Technology in January 2004, as Vice President, Commercial RF Products. Prior to that, he founded Directed Energy Inc (DEI) in 1985 and served as DEI’s Chief Technical Officer until becoming its President in 2003. From 1972 to 1985 he worked at the Los Alamos National Laboratory as senior technologist and from 1965 to 1972 served in the

United States Air Force. Mr. Krausse authored a number of technical papers and made several inventions which have been patented, all primarily in the fields of RF devices and RF amplifiers.

Code of Ethics

The Company has adopted a code of ethics that applies to all its directors, officers, employees and representatives. This code is publicly available on the Company’s website at www.advancedpower.com. Amendments to the code of ethics and any grant of waiver from a provision of the code requiring disclosure under applicable SEC rules will be disclosed on the Company’s website. The Company’s corporate governance principles and the charters of its Audit Committee, Compensation Committee, and Nominating Committee are also on our website. These materials may also be requested in print by writing to the Company’s investor relations department at the address listed above.

Summary Compensation

The following table contains information in summary form concerning the compensation paid to our chief executive officer and the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2004 (Named Executive Officers).

				Long-Term
	Annual Compensation			Compensation
				Securities	(1)
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Compensation ($)
Patrick P.H. Sireta,*	2004	$215,919	$123,849	—	$303
Chairman, President and CEO	2003	204,533	9,509	—	307
	2002	202,385	—	—	308
Russell J. Crecraft,*	2004	154,611	51,637	—	287
Executive VP & Chief	2003	133,957	3,703	—	281
Operating Officer	2002	118,769	—	—	262
John I. Hess,*	2004	139,946	47,038	—	266
VP, Switching Power Products	2003	130,958	3,652	—	277
	2002	113,231	—	—	277
Dah Wen Tsang,*	2004	144,692	47,780	—	271
VP, Engineering, Research &	2003	133,354	3,686	—	281
Development	2002	125,428	—	—	281
Charles C. Leader, III,	2004	150,690	33,466	5,000	271
VP, Military, Avionics and	2003	143,111	1,914	10,000	262
Radar Products	2002	133,594	—	19,600	240

*                    Denotes Named Executive Officer who was part of the 1995 and 1998 management buyout.

(1)          Consists of term life insurance premiums paid by APT for the executive’s benefit.

Employment Agreements and Other Arrangements

We have entered into employment agreements with each of our executive officers, under which each officer can be dismissed without cause, with severance pay equal to one month’s salary. These agreements obligate each officer other than Thomas Loder to not compete with us for a period of 18 months after termination.

Stock Options Grants in Fiscal 2004

Due to the fact that the Named Executive Officers who participated in the 1995 and 1998 management buyout (denoted by * above) collectively own a significant percentage of the Company’s outstanding shares of Common Stock, (see “Security Ownership of Certain Beneficial Owners and Management”) they do not participate in the Company’s long-term stock-based incentive compensation programs. Only one of the other Named Executive Officers above was not part of the 1995 and 1998 management buyout. Stock option grant activity for this officer in 2004 is shown in the table below.

	Options Granted					Potential Realizable
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in	Exercise Price	Market Price on Date of Grant	Expiration	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	(Shares)	Fiscal 2004	(Per Share)	(Per Share)	Date	5%	10%
Charles C. Leader, III	5,000	2.99%	$9.17	$9.17	3/31/2014	$28,835	$73,073

Aggregate Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

The following table provides summary information, as to the Named Executive Officers, concerning stock options exercised during 2004 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick P.H. Sireta	—	$—	—	—	$—	$—
Russell J. Crecraft	—	—	—	—	—	—
John I. Hess	—	—	40,500	—	256,770	—
Dah Wen Tsang	—	—	76,405	—	484,408	—
Charles C. Leader, III	—	—	37,080	25,120	65,496	37,224

(1)          The value of unexercised in-the-money options is calculated based on the closing price of our Common Stock on December 31, 2004, $7.74 per share. Amounts reflected are based on the assumed value minus the exercise price and do not necessarily indicate that the optionee sold such stock.

Equity Compensation Plan

APT has two equity compensation plans, the 1995 Stock Option Plan and the 2005 Equity Incentive Plan. The 1995 Stock Option Plan was adopted by the Board of Directors on December 4, 1995 and approved by shareholders on December 31, 1995, with any subsequent increases in number of authorized shares in the plan approved by the shareholders. The 1995 Stock Option Plan will expire in 2005. The 2005 Equity Incentive Plan provides for the granting of incentive and nonqualified stock options and the granting of restricted stock. A total of 1,500,000 shares have been reserved for issuance pursuant to this 2005 Equity Incentive Plan with up to 500,000 shares allocated to the granting of restricted stock. The 2005 Equity Incentive Plan was approved by the Board of Directors on November 9, 2004, and amended by the Board effective February 14, 2005, to allow for the granting of restricted stock. The 2005 Equity Incentive Plan is presented for approval by shareholders pursuant to this Proxy Statement. APT does not have any equity compensation plans not approved by shareholders. The following table provides information as of December 31, 2004 about the securities authorized for issuance under our 1995 Stock Option Plan.

Table of Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,493,531	$7.63	167,683
Equity compensation plans not approved by shareholders	—	—	—
Total	1,496,531	$7.63	167,683

Report of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

General Compensation Policy

The overall policy is to offer our executive officers competitive compensation opportunities. The Compensation Committee utilizes competitive data and summaries from various industry, peer group and national surveys as well as reports of independent compensation consultants to develop compensation recommendations competitive with other companies in the semiconductor industry. The Compensation Committee’s objectives are to:

•       create a performance oriented environment with variable compensation based upon the achievement of annual and longer-term business results;

•       focus management on maximizing shareholder value; and

•       provide compensation opportunities dependent upon the Company’s performance relative to its competitors and changes in its own performance over time.

The Compensation Committee is authorized to establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company. The Compensation Committee also makes specific recommendations to the Board of Directors concerning the compensation of our executive officers, including the Chief Executive Officer. The Compensation Committee also administers our 1995 Stock Option Plan and 2005 Equity Incentive Plan upon shareholder approval.

Setting Executive Compensation

The primary factors considered in establishing the components of each executive officer’s current compensation package are summarized below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance for future fiscal years.

Base Salary.   The base salary for each executive officer is set on the basis of individual performance, the salary levels in effect for comparable positions with other companies in our industry, and internal comparability considerations. Generally, company performance and profitability are not taken into account in establishing base salary. A number of adjustments may be made to the surveyed compensation data for our industry to reflect differences in management style, organizational structure and corporate culture, geographic location, product development status, and market capitalization between us and the surveyed entities.

Long-Term Stock-Based Incentive Compensation

Due to the fact that the executive officers who participated in the 1995 and 1998 management buyout collectively own a significant percentage of the Company’s outstanding shares of Common Stock, those executive officers have not participated in the Company’s long-term stock-based incentive compensation programs since January 1997. The executive officers that did not participate in the 1995 and 1998 buyout do participate in the Company’s long-term stock-based incentive compensation program.

CEO Compensation

The Compensation Committee establishes Mr. Sireta’s base salary with the objective of maintaining the competitiveness of Mr. Sireta’s base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Sireta’s base salary, it is the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to our executive officers has historically not exceeded the $1 million limit per officer. The Compensation Committee is aware of the limitations imposed by Section 162(m), and its exemptions, and will address the issue of deductibility when and if circumstances warrant.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during the year ended December 31, 2004 an officer or employee of the Company. No member of our Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has any executive officer serving as a member of our Board of Directors or Compensation Committee.

Submitted by the Compensation Committee,

Douglas S. Schatz
Alfred J. Stein
Ronald F. McKenna

Comparative Stock Performance Graph

The following graph compares the performance of our Common Stock with the performance of the Nasdaq US Index and the S&P 400 Semiconductors Index for the period from August 8, 2000 to December 31, 2004. We registered our Common Stock under the Securities Act of 1933, as amended, effective August 7, 2000, and accordingly, the following graph includes the required information from August 8, 2000 (first day of trading) through December 31, 2004. The comparison assumes $100 was invested on August 8, 2000 in our Common Stock and in each of the other two indices and assumes reinvestment of any dividends.

	Indexed Data
	Aug. 8, 2000	Dec. 31, 2004
Advanced Power Technology, Inc.	$100	$51.60
Nasdaq US Index	$100	$56.87
S&P 400 Semiconductors	$100	$38.99

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the 2005 Annual Meeting. However, if any other matters are properly presented to the 2005 Annual Meeting, it is the intention of the persons named in the accompanying proxy card or in the instructions for authorizing the voting of your shares over the Internet or by telephone to vote, or otherwise act, in accordance with their judgment on such matters.

Registration Rights Agreement

We have granted registration rights with respect to 43,215 shares of our Common Stock that can be issued upon the exercise of warrants and 138,000 shares of Common Stock held by Advanced Energy Industries.

In connection with our acquisition of GHz Technology, Inc. on January 25, 2002, we have granted registration rights with respect to 452,335 shares of our Common Stock held by Summit Investors III, LLP and Summit Ventures IV, LLP. An additional 1,070,641 shares of our Common Stock, also issued in connection with our acquisition of GHz Technology, Inc. have “piggyback” registration rights should either Summit Investors III, LLP or Summit Ventures IV, LLP exercise their rights under the agreement.

ELECTRONIC VOTING

If you own shares of Common Stock of record, you may authorize the voting of your shares over the Internet or telephonically and by following the instructions on the enclosed proxy card. The deadlines for submitting your authorizations over the Internet or by telephone is also included on the enclosed proxy card. Use of the Internet or telephonic voting procedures constitutes your authorization of our stock registrar agent, Computershare Investor Services, to deliver a proxy card on your behalf to vote at the Annual Meeting in accordance with your Internet or telephonically communicated instructions.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this Proxy Statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

By Order of the Board of Directors,

Greg M. Haugen
Vice President, Finance and Administration, Chief Financial Officer and Secretary

Bend, Oregon
March 31, 2004

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly execute and return the accompanying proxy in the envelope, which has been enclosed for your convenience. Shareholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Appendix A

ADVANCED POWER TECHNOLOGY, INC.
2005 EQUITY INCENTIVE PLAN

SECTION 1.   Purpose.   The purpose of the Advanced Power Technology, Inc., 2005 Equity Incentive Plan(this “Plan”) is to further the interests of Advanced Power Technology, Inc., its subsidiaries and its shareholders by providing a means whereby key employees, and certain key consultants and the directors of the Company, or of any subsidiary, who contribute materially to the success and profitability of the Company may be granted incentive stock options, nonqualified stock options, and/or Restricted Stock to purchase or receive the Common Stock (as defined in Section 2) of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, enhancing their motivation to participate in the Company’s continued success and performance. This program will also assist the Company and its subsidiaries in attracting and retaining key employees qualified corporate directors and key consultants. The options granted under this plan may be incentive stock options, as defined in Section 422 of the Code, or nonqualified options taxed under Section 83 of the Code, from time to time. The provisions of this Plan amend and completely restate the provisions of the Company’s 2005 Stock Option Plan as approved by the Board on November 9, 2004.

SECTION 2.   Definitions.   The following definitions shall apply to this plan:

(a)    “Board” means the board of directors of the Company.

(b)   “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(c)    “Committee” means the Compensation Committee consisting of three or more persons appointed by the Board, at least two of whom shall be non-employee directors. If no committee is appointed, the term “Committee’ means the Board, except in those instances where the text clearly states otherwise.

(d)   “Common Stock” means the Common Stock, $ .01 par value, of the Company or such other class of shares or securities as to which the Plan may be applicable.

(e)    “Company” means Advanced Power Technology, Inc.

(f)    “Continuous Service” means the absence of any interruption or termination of employment with or service to the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or is acquired by or acquires the Company. Continuous Service shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Company or in the case of transfers between locations of the Company or between the Company, its parent its subsidiaries or its successor.

(g)    “Date of Grant” means the date on which the Committee grants an Option.

(h)   “Director” means any person who renders services to the Company, or a Subsidiary of the Company, as a member of either (i) the board of directors of the Company or (ii) the board of directors of a Subsidiary of the Company.

(i)    “Employee” means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or is acquired by or acquires the Company.

(j)     “Exchange Act” means the Securities Exchange Act of 1934 as amended from time to time.

(k)   “Fair Market Value” means the fair market value of the Common Stock on the Date of Grant. If the Common Stock is not publicly traded on the Date of Grant, the Board shall determine the fair market value of the Shares as of that date using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company’s current and projected earnings. If the Common Stock is publicly traded on the Date of Grant, the fair market value on that date is the closing price of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations (“NASDAQ”) on that date or, if the Common Stock is listed on a stock exchange, the closing price of the stock on that date, reported in the Wall Street Journal. If trading in the stock or a price quotation does not occur on the Date of Grant, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

(l)    “Incentive Stock Option” means a stock option granted pursuant to the Plan or any other plan of the Company or a parent or Subsidiary of the Company (determined at the Date of Grant) that satisfies the requirements of Section 422 of the Code and that entitles the Optionee to purchase stock in the Company or in a corporation that at the time of grant of the option was a parent or Subsidiary of the Company or predecessor corporation of any such corporation.

(m)  “Non-Employee” means a director and any consultant selected by the Committee from time to time to receive an option and/or Restricted Stock grant.

(n)   “Option” means any stock option granted pursuant to the Plan.

(o)   “Option Period” means the period beginning on the Date of Grant and ending on the earlier of the ending date set by the Committee or (i) in the case of an Option granted to a Director who is not an Employee, ninety (90) days after the tenth anniversary of the Date of Grant or (ii) in the case of an Option granted to an Employee on the tenth anniversary of the Date of Grant.

(p)   “Optionee” means an Employee or Non-employee who receives an Option.

(q)   “Person” means any group, corporation, partnership, association (other than any trust holding stock for the account of employees of the Company pursuant to any stock purchase, ownership, or employee benefit plan of the Company), business, entity, estate, or natural person, and “beneficial ownership” means the direct or indirect power to dispose or direct the disposition of the security.

(r)    “Plan” means the Advanced Power Technology, Inc. 2005 Equity Incentive Plan.

(s)    “Restricted Stock” means Common Stock granted to a participant pursuant to the Plan, which may be forfeitable and/or have restrictions on transfer in any form as defined in Section 5.

(t)    “Share” means the Common Stock, as adjusted in accordance with paragraph 13 of the Plan.

(u)   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.   Administration.   This Plan shall be administered by the Committee. The Board is authorized to appoint a successor to any Committee member who ceases to serve. Members of the Committee who are either eligible for Options or Restricted Stock or have been granted Options or Restricted Stock may vote on any matters affecting the administration of the Plan or the grant of any Options or Restricted Stock pursuant to the Plan, except that no such member shall act on the granting of an Option or Restricted Stock to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Options or Restricted Stock to him. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee. If no Committee has been appointed, the Plan shall be administered by the Board and all powers enumerated in this Section shall belong to the Board. Members of the Board who are either eligible for Options or Restricted Stock or have been granted Options or Restricted Stock may vote on any matters affecting the administration of the Plan or the grant of any Options or Restricted Stock pursuant to the Plan, except as provided above. If at any time an insufficient number of non-employee directors is available to serve on the Committee, interested members may serve on the Committee; however, during such time, no Options or Restricted Stock shall be granted under this Plan to any person if the granting of such Option or Restricted Stock would not meet the requirements of Section 16(b) of the Exchange Act. For purposes of this Section 3, a non-employee director is a member of the Board who meets the definition of “non-employee person” as set forth in the rules and regulations promulgated under Section 16(b) of the Exchange Act.

SECTION 4.   Shares Subject to the Plan.   The stock subject to this Plan shall be the Company’s Common Stock, presently authorized but unissued or subsequently acquired by the Company. Subject to adjustment as provided in Section 14 hereof, the aggregate amount of Common Stock to be granted under this Plan shall not exceed 1,500,000 shares as such Common Stock was constituted on the effective date of this Plan. The number of shares of Common Stock available for issuance as Restricted Stock under this Plan shall at no time exceed 500,000 shares of the total number of all shares of Common Stock authorized for issuance under this Plan. If any Option granted under this Plan shall expire, be surrendered, exchanged for another Option, canceled or terminated for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan, including for use as replacement options which may be granted in exchange for such surrendered, canceled or terminated options.

SECTION 5.   Restricted Stock.   The Committee may, from time to time, select particular Employees and Nonemployees of the Company and its Subsidiaries to whom the Restricted Stock is to be granted and/or distributed in recognition of each such Participant’s contribution to the Company’s or the Subsidiary’s success.

(a)   Grant of Stock.   All grants of Restricted Stock under this Section 5 shall be awarded by the Committee. Each grant of Restricted Stock shall be evidenced by a Restricted Stock Agreement setting forth the total number of Shares subject to restrictions, the grant price, and such other terms and conditions as are approved by the Committee, but, except to the extent permitted herein, are not inconsistent with the Plan.

(b)   Grant Value.   The value for Restricted Stock shall be equal to the Fair Market Value per share of the Common Stock on the Date of Grant.

(c)   Grant Period.   The grant period will begin and terminate on the respective dates specified by the Committee, but may not terminate later than ten years from the Date of Grant. The Committee may provide for the vesting of Restricted Stock in installments and upon such terms, conditions, and restrictions as it may determine. In addition to the provisions contained elsewhere herein concerning automatic acceleration of unvested grants of Restricted Stock, the Committee shall have the right to accelerate the time at which any Restricted Stock shall become vested.

(d)   Termination for Cause Prior to Vesting.   If a grantee of Restricted Stock is terminated for cause prior to the time such grant of Restricted Stock is fully vested, then such termination for cause shall constitute a failure of vesting and all such new vested Shares shall be surrendered to the Company for cancellation.

SECTION 6.   Participants.

(a)    Eligible Participants.   Every Employee and Non-employee, as the Committee in its sole discretion designates, is eligible to participate in this Plan. The Committee’s grant of an Option or Restricted Stock to participate in any year does not require the Committee to make a grant to that participant in any other year. Furthermore, the Committee may grant different Options or Restricted Stock under different terms to different participants. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of the grant, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years, (iii) the contributions of a prospective participant to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective participant’s other compensation. Participants may include persons to whom stock, stock options, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised.

(b)   No Right of Employment.   A Participants right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, Director, consultant or otherwise will not be enlarged or otherwise affected by his or her designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any participant.

SECTION 7.   Option Requirements.   Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, limitations and restrictions as the Committee shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, each written agreement shall include (i) the number of Shares that may be purchased by its exercise, (ii) the intent of the Committee as to whether they intend the Option to be an Incentive Stock Option or a nonqualified Option, and (iii) such terms and conditions consistent with the Plan as the Committee shall determine.

(a)    Duration of Option.   Each Option may be exercised only during the Option Period applicable to the Option. The Option Period will either be the period designated for the Option by the Committee on granting the Option, or, if no option period is designated by the Committee, the date specified in Section 2(n) above. At the end of the Option Period the Option shall expire.

(b)   Exercisability of Options.   An Option is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by this Plan. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised but in no case beyond the expiration date of the Option determined by its Option Period.

(c)    Exercisability of Options Granted to Non-Employees.   Subject to subsection (d) of this Section, unless otherwise provided by the Committee on the grant of an Option to a Non-employee, each such Option may be exercised to the extent that it is vested (i) on a schedule adopted by the Committee or (ii) the date the Non-employee ceases serving as a Non-employee. If a Non-employee dies before the end of an Option Period, the Non-employee’s outstanding Options shall receive a full year of vesting for the year in which the Non-employee dies, regardless of the date of the Non-employee’s death, unless otherwise directed by the Committee.

(d)   Acceleration of Vesting and Exercisability.   The Board may in its discretion, provide for the exercise of Options either as to an increased percentage of shares per year or as to all remaining shares. Such acceleration of vesting may be declared by the Board at any-time before the end of the Option Period, including, if, applicable, after termination of the Optionee’s Continuous Service by reason of death, disability, retirement or termination of employment. At the Board’s discretion, vesting of Options may be accelerated due to exceptional financial performance of the Company during any of the years included in the Option Period. Such “performance vesting” will be specified in each individual grant, if applicable, at the Committee’s discretion. The criteria included in any such “performance vesting” schedule shall be identified and adopted by the Committee, in it’s discretion, and may be amended as the Committee deems appropriate. Further, in the event of a change of control of the Company’s ownership, all Options outstanding on the date of change control shall be immediately 100% vested and exercisable irrespective of the length of time that has expired since the Option was granted. For this purpose, a “change of control” will occur on the occurrence of the following events: (i) the closing of any transaction in which any Person becomes the beneficial owner of more than fifty percent (50%) of the total number of voting shares of the Company; (ii) the effective date of a merger by the Company or a Subsidiary with any other entity, whether or not the Company and/or a Subsidiary is the surviving entity, or the sale by the Company and/or a Subsidiary of substantially all of its or their assets to another entity; or (iii) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions cease to constitute at least a majority of the board of directors of the Company or any successor entity. The foregoing provisions regarding the automatic acceleration of voting on a “change of control” shall also apply to all grants of Restricted Stock unless otherwise provided in the Restricted Stock Agreement.

(e)    Exercise Price.   Except as provided in Section 8 (a) and 9, the exercise price of each Share subject to the Option shall equal the Fair Market Value of the Share on the Option’s Date of Grant. The exercise price of each Share subject to a nonqualified Option may be, in the discretion of the Committee, less than Fair Market Value.

(f)    Termination of Services.   If a Non-employee ceases Continuous Service for any reason other than death or disability, all Options held by the Nonemployee shall lapse on the earlier of the end of the Option Period or ninety (90) days following the effective date of the termination of his services to the Company. If an Employee ceases Continuous Service for any reason other than death, disability or retirement on or after age 65, all Options held by the Employee shall lapse three months following the Employee’s last day of Continuous Service. If an Employee is terminated for cause, any Option granted hereunder shall automatically terminate as of the first discovery by the Company of any reason for termination for cause, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. “Termination for cause” shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except misdemeanors), fraud, misconduct including but not limited to violation of the Company’s drug and alcohol policy and any other Company policies in effect from time to time, or unauthorized disclosure of confidential information. If an Optionee’s relationship with the Company or any related corporation is suspended pending an investigation of whether or not the Optionee shall be terminated for cause, all Optionee’s rights under any option granted hereunder likewise shall be suspended during the period of investigation. On the grant of an Option, the Committee may, in its discretion, extend the time during which the Option may be exercised after termination of services. Any such Option shall lapse at the earlier of the end of the Option Period or the end of the period established by the Committee for exercise after termination of services. The Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 14.

(g)    Death.   In the case of death of the Optionee, the beneficiaries designated by the Optionee shall have one year from the Optionee’s death or to the end of the Option Period, whichever is earlier, to exercise the Option, provided, however, the Option may be exercised only for the number of Shares for which it could have be exercised at the time the Optionee died, subject to any adjustment under Section 14.

(h)   Disability.   In the event of termination of Continuous Service due to total and permanent disability the Option shall lapse at the earlier of the end of the Option Period or twelve months after the date of such termination, provided, however, the Option can be exercised only for the number of Shares for which it could have been exercised at the time the Optionee became disabled, subject to any adjustment under Section 14. A total and permanent disability is a disability which in the opinion of the Company and two independent physicians causes the Optionee to be unable to perform his or her duties for the Company. For purposes of this Section, total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Committee.

SECTION 8.   Incentive Stock Options.   Any Option intended to qualify as an Incentive Stock Option shall satisfy the following requirements in addition to those requirements stated in Section 7 above:

(a)    Ten Percent Shareholders.   An Option intended to qualify as an Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall bear an Option Period no greater than five years. In calculating stock ownership of any person, the attribution rules of Section 424(d) of the Code will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

(b)   Maximum Option Grants.   Each Option granted under the Plan shall be limited so that the aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its parent or Subsidiaries (within the meaning of Subsection (b) of  Section 422(d) of the Code) may become exercisable by one Optionee for the first time in any calendar year shall not exceed $100,000.

(c)    Non-Employees.   Incentive Stock Options may not be granted to any Non-employee.

SECTION 9.   Non-qualified Options.   Any Option not intended to qualify as an Incentive Stock Option shall be a non-qualified Option. Non-qualified Options shall satisfy each of the requirements of Section 7 of the Plan.

SECTION 10.   Exercise.   Subject to the terms and conditions of the written Option Agreement pursuant to which an Option is granted, and to any additional holding period required by applicable law, each Option may be exercised in whole or in part, but may not be exercised for less than 50 shares, or 10% of the full number of Shares as to which it can be exercised, whichever is greater; provided however, that only whole shares will be issued pursuant to the exercise of any Option. A partial exercise of an Option will not affect the holder’s right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option. During an Optionee’s lifetime, any Incentive Stock Options granted under this Plan are personal to him or her and are exercisable solely by such Optionee. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the Option is exercised, together with payment of the exercise price.

SECTION 11.   Payment of Exercise Price.   Payment of the Option exercise price shall be made in full at the time the notice of exercise of the Option is delivered to the Company and shall be in cash, bank certified or cashier’s check, personal check (unless at the time of exercise the Committee in a particular case determines not to accept a personal check), or Common Stock of the Company at Fair Market Value or a combination of such cash, bank certified or cashier’s check, personal check or Common Stock, in an amount or having a combined value equal to the aggregate purchase price for the shares subject to the Option or portion thereof being exercised. To the extent permitted under the applicable laws and regulations including Section 16 of the Exchange Act, and with the consent of the Committee, the

Company agrees to cooperate in a “cashless exercise” of an Option. The cashless exercise shall be affected by the Company, Nonemployee or Employee delivering to a registered securities broker acceptable to the Company instructions to sell a sufficient number of shares of Common Stock and assigning the sale proceeds to the Company to cover the costs and expenses associated therewith for the Common Stock being purchased. At the discretion of the Committee, as evidenced in each Optionee’s written option agreement, payment may be made through delivery of a full-recourse promissory note executed by the Optionee; provided, that (i) such note delivered in connection with an Incentive Stock Option shall, and such note delivered in connection with a nonqualified stock option may, in the sole discretion of the Committee, bear interest at a rate specified by the Committee but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the  imputed interest rules) for federal income tax purposes, and (ii) the Committee in its sole discretion shall specify the term and other provisions of such note at the time an Incentive Stock Option is granted or at any time prior to exercise of a nonqualified stock option, and (iii) the Committee may require that the Optionee pledge the Optionee’s shares to the Company for the purpose of securing the payment of such note and may require that the certificate representing such shares be held in escrow in order to perfect the Company’s security and (iv) the Committee in its sole discretion may at any time restrict or rescind this right upon notification to the Optionee.

SECTION 12.   Taxes; Compliance with Law; Approval of Regulatory Bodies.   The Company or any related corporation shall have the right to retain and withhold from any payment of cash or Common Stock under the Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Optionee an amount equal to such taxes or retain and withhold a number of shares having a market value not less than that of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such shares so withheld. If required by Section 16(b) of the Exchange Act, the election to pay withholding taxes by delivery of shares held by any person who at the time of exercise is subject to Section 16(b) of the Exchange Act, shall be made either six months prior to the date the option exercise becomes taxable or during the quarterly ten-day window period required under Section 16(b) of the Exchange Act for exercises of stock appreciation rights. Options are exercisable and Shares can be delivered and payments made under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company’s stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

Each person who acquires the right to exercise an Option that is not an Incentive Stock Option, by bequest or inheritance, may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition the Committee may require such consents and releases of taxing authorities the Committee deems advisable.

SECTION 13.   Assignability.   An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of an Optionee, his Options are exercisable only by him.

SECTION 14.   Adjustment upon Change in Capitalization.   If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

(a)    Cash, Stock or Other Property for Stock.   Except as provided in subsection (b) below, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the  shareholders of the Company receive cash, stock or other consideration in connection with their shares of Common Stock, any option granted hereunder shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

(b)   Conversion of Options on Stock for Stock Exchange.   If the shareholders of the Company receive capital stock of another corporation (“Exchange Stock) in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), all Options granted hereunder shall be converted into Options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such Options granted hereunder shall not be converted into Options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provision of subsection (a) above. The amount and price of converted Options shall be determined by adjusting the amount and price of the Options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option agreement shall continue to apply for the Exchange Stock.

SECTION 15.   Liability of the Company.   The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option or grant of Restricted Stock.

SECTION 16.   Amendment and Termination of Plan.   The Board may alter, amend or terminate this Plan from time to time without approval of the shareholders. However, without the approval of the shareholders, no amendment will be effective that:

(a)    materially increases the benefits accruing to participants under the Plan;

(b)   increases the aggregate number of Shares that may be delivered upon the exercise of Options granted under the Plan;

(c)    materially modifies the eligibility requirements for participation in the Plan; or

(d)   amends the requirements of subparagraphs (a) - (c) of this paragraph.

Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Optionee to whom the Option was granted or the holder currently entitled to exercise it.

SECTION 17.   Expenses of Plan.   The Company or its Subsidiaries shall bear the expenses of administering the Plan.

SECTION 18.   Duration of Plan.   Options may be granted under this Plan only during the 10 years immediately following the effective date of this Plan, unless sooner terminated by the Board.

SECTION 19.   Applicable Law.   The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Oregon and the United States of America.

SECTION 20.   Effective Date.   The effective date of this Plan shall be the earlier of (i) the date on which the Board adopts the Plan or (ii) the date on which the Shareholders approve the Plan.

Adopted by the Board of

Directors on November 9, 2004, as amended February 14, 2005

Approved by the Shareholders

on                                   , 2005

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☐	Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the nominees named below.

	For	Withhold		For	Withhold
01 - Patrick P.H. Sireta	☐	☐	04 - Douglas S. Schatz	☐	☐

02 - Robert C. Pearson	☐	☐	05 - Alfred J. Stein	☐	☐

03 - James E. Petersen	☐	☐	06 - Ronald F. McKenna	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposals.

	For	Against	Abstain
2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2005:	☐	☐	☐

3. PROPOSAL TO APPROVE THE ADVANCED POWER TECHNOLOGY, INC. 2005 EQUITY INCENTIVE PLAN WITH A SHARE RESERVE OF 1,500,000:	☐	☐	☐

4. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF:	☐	☐	☐

IF YOU WOULD LIKE TO RECEIVE FUTURE PROXY MATERIALS FOR ADVANCED
POWER TECHNOLOGY, INC VIA EMAIL, PLEASE GO TO
WWW.COMPUTERSHARE.COM/US/COMPANYCONSENT TO GIVE US YOUR CONSENT.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in the entity’s name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/	/

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Proxy - Advanced Power Technology, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Patrick P.H. Sireta and Greg M. Haugen, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Advanced Power Technology, Inc. (the “Company”) to be held at the Deschutes Brewery, 901 Simpson Avenue, Bend, Oregon 97702, on May 3, 2005 at 10:00 a.m. local time, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth herein.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees to the board of directors named in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-463-1146 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

C0123456789	12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 5:30 p.m., Central Daylight Time on May 2, 2005.

THANK YOU FOR VOTING